Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of SL Green Realty Corp. for the registration of its common stock, preferred stock, debt securities, guarantees of debt securities, depositary shares representing preferred stock, and warrants and SL Green Operating Partnership, L.P.’s debt securities and guarantees of debt securities and to the incorporation by reference therein of our reports dated February 23, 2024, with respect to the consolidated financial statements and schedule of SL Green Realty Corp. and SL Green Operating Partnership, L.P.,  and the effectiveness of internal control over financial reporting of SL Green Realty Corp. and SL Green Operating Partnership, L.P., included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

November 21, 2024